Exhibit 99.1


               Timberland Reports Third-Quarter Results


    STRATHAM, N.H.--(BUSINESS WIRE)--Nov. 1, 2007--The Timberland Company (NYSE: TBL) today reported third-quarter net income of $25.9 million and diluted earnings per share (EPS) of $0.42. These results compare to a third-quarter 2006 net income of $55.6 million, and EPS of $0.88. Third-quarter net income was $30.4 million and EPS was $0.49 when adjusted to exclude restructuring costs principally related to the Company's decision to close certain retail locations. As part of its ongoing initiative to rationalize its operating expense structure, Timberland also announced today plans to transition to a reorganized, more efficient U.S. sales team and a streamlined global product development organization, actions that it believes will result in annual operating expense savings of approximately $10 million.

    -- Third quarter revenue of $433.3 million was down 13.9% compared to the prior year due to anticipated declines in the boots and kids' businesses as well as declines in the Timberland(R) apparel business. Foreign exchange rate changes increased third-quarter revenues by $12.3 million, or 2.4%.

    -- International revenue decreased 4.4%, or 9.3% on a constant dollar basis, driven by declines in Europe and Canada, which offset strong growth in Asia. U.S. revenues decreased 23.3%, due to the anticipated declines in boots and kids' sales as well as declines in Timberland(R) apparel, which offset strong growth in SmartWool(R) apparel and accessories.

    -- Global footwear revenues of $310.3 million were down 15.7%, as anticipated declines in boots and kids' as well as modest declines in casual footwear offset benefits from the addition of IPATH. Apparel and accessories revenue decreased 10.2% to $116.2 million driven by declines in Timberland(R) apparel, which offset strong growth in SmartWool.

    -- Global wholesale revenue decreased by 17.3% to $344.0 million. Worldwide consumer direct revenue increased 2.9% to $89.3 million reflecting strong sales in Asia as a result of the addition of new doors as well as gains in foreign currency. Overall, global comparable store sales declined 5.6% reflecting decreases in the U.S., Europe and Asia.

    -- Operating income for the quarter was $44.7 million, compared to $84.7 million in the prior year period driven by revenue declines and gross margin pressures due to unfavorable mix impacts from lower boot sales in the U.S. and Europe, increased levels of off-price sales and markdowns, and higher product costs. Operating income excluding restructuring costs related to the decision to close certain retail locations was $52.2 million. For the quarter, foreign exchange rate changes increased operating income by $7.4 million.

    -- Timberland ended the quarter with $44.0 million in cash and $46.6 million in short-term debt to support seasonal working capital needs. In the third quarter, the Company repurchased approximately 778 thousand shares. Timberland currently has
        2.4 million shares remaining under existing share repurchase authorizations.

    -- For the fourth quarter, Timberland anticipates revenue declines in the mid-single digit range reflecting soft market conditions in the U.S. and Europe and operating margin declines in the range of 200 basis points compared to the prior year excluding restructuring costs.

    -- Consistent with trends Timberland has seen in the first nine months of 2007, it continues to anticipate declines in boots and kids' sales in 2007 to be in the range of $100 million globally, which will offset gains in other parts of the portfolio. For the full year, the Company now anticipates revenue declines in the mid-single digit range and operating margin declines in the range of 400 to 450 basis points compared to prior-year levels excluding restructuring costs. It anticipates that the full-year tax rate will be in the range of 35.0% to 35.5%.

    -- For 2008, Timberland is targeting mid-single digit first half revenue declines and improved operating results, compared with first half 2007 comparable results. The Company anticipates that soft market trends will be offset by its efforts to drive operational efficiencies across its organization and its decision to close approximately 50 retail stores by the end of the first quarter of 2008. Timberland's 2007 first half comparable results exclude $7.5 million of restructuring costs as well as approximately $12 million in revenues associated with stores targeted for closure that generated an operating loss of approximately $3 million, all of which are included in its 2007 reported results.

    Jeffrey B. Swartz, Timberland's President and Chief Executive Officer, stated, "I am not satisfied with our current financial performance and, together with our leadership team, will continue to review our entire portfolio to identify further opportunities to enhance our effectiveness and deliver improved performance for our shareholders. Following last month's announcement to close nearly 50 retail locations globally to improve our profitability, today we announced a realignment of our U.S sales team and global product development organization to eliminate redundancies and improve efficiencies. We are also driving to strengthen our connection with consumers by raising our marketing voice in conjunction with key partners in Europe and the U.S. I am confident that we are implementing strategic decisions that will reposition the Timberland(R) brand for long-term growth, while preserving our strong brand resonance with targeted consumers who appreciate our outdoor heritage."

    Note that comments made by the Company and Mr. Swartz are Timberland's performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.

    As previously announced, Timberland will be hosting a conference call to discuss third-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company's website, www.timberland.com, or by calling 617-786-2903 and providing access code number 26254541. Replays of this conference call will be available through the investor relations section of the Company's website.

    Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland(R), Timberland PRO(R), SmartWool(R), Timberland Boot Company(TM), Mion(R), GoLite(R) Howies(R) and IPATH(R) brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company's products can be found in leading department and specialty stores as well as Timberland(R) retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company's reports filed with the Securities and Exchange Commission (SEC).

    This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company's future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company's ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company's ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam;
(iii) Timberland's ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland's ability to obtain adequate materials at competitive prices; (vi) the Company's ability to execute key strategic initiatives, including the closure of targeted stores within the planned timetable and planned for costs; and (vii) other factors, including those detailed from time to time in The Timberland Company's filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    This press release also includes discussion of constant dollar revenue changes and operating income, net income and diluted EPS excluding restructuring and related costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on November 1, 2007.



                        THE TIMBERLAND COMPANY
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Dollars in Thousands)

                                                            September
                                                   December  29, 2006
                                         September   31,       (As
                                          28, 2007   2006    Restated)
                                         --------- -------- ----------

Assets
Current assets
  Cash and equivalents                    $ 43,951 $181,698   $ 61,850
  Accounts receivable, net                 286,575  204,016    330,384
  Inventory                                259,207  186,765    250,522
  Prepaid expense                           42,081   42,130     41,059
  Prepaid income taxes                      21,309   12,353          -
  Deferred income taxes                     18,956   21,633     18,443
  Derivative assets                             57      176      1,388
                                         --------- -------- ----------
   Total current assets                    672,136  648,771    703,646
                                         --------- -------- ----------

Property, plant and equipment, net          88,098   94,640     86,201

Deferred income taxes                       23,008   18,553     10,446

Goodwill and intangible assets, net         99,088   87,582     82,130

Other assets, net                           12,810   10,831     10,467
                                         --------- -------- ----------

Total assets                              $895,140 $860,377   $892,890
                                         ========= ======== ==========

Liabilities and Stockholders' Equity
Current liabilities
  Notes payable                           $ 46,600 $      -   $ 54,200
  Accounts payable                         104,185  110,031    127,440
  Accrued expense and other current
   liabilities                             114,019  122,734    122,806
  Income taxes payable                      12,243   49,938     35,443
  Derivative liabilities                     4,810    2,925      1,455
                                         --------- -------- ----------
   Total current liabilities               281,857  285,628    341,344
                                         --------- -------- ----------

Deferred income taxes                       26,406        -          -

Other long-term liabilities                 15,495   13,064     13,486
                                         --------- -------- ----------

Total liabilities                          323,758  298,692    354,830
                                         --------- -------- ----------

Stockholders' equity                       571,382  561,685    538,060
                                         --------- -------- ----------

Total liabilities and stockholders'
 equity                                   $895,140 $860,377   $892,890
                                         ========= ======== ==========




                        THE TIMBERLAND COMPANY
        UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            (Amounts in Thousands, Except Per Share Data)

                              For the Quarter    For the Nine Months
                                    Ended                Ended
                            -------------------- --------------------
                                      September            September
                                       29, 2006             29, 2006
                            September    (As     September    (As
                             28, 2007  Restated)  28, 2007  Restated)
                            --------- ---------- --------- ----------
Revenue                      $433,294   $502,980  $993,749 $1,079,396
Cost of goods sold            229,891    263,151   529,600    562,886
                            --------- ---------- --------- ----------

 Gross profit                 203,403    239,829   464,149    516,510
                            --------- ---------- --------- ----------

Operating expense
 Selling                      122,260    123,178   331,890    323,046
 General and administrative    28,943     32,044    90,385     88,054
 Restructuring and related
  costs, net                    7,545        (92)   15,059        820
                            --------- ---------- --------- ----------
   Total operating expense    158,748    155,130   437,334    411,920
                            --------- ---------- --------- ----------

Operating income               44,655     84,699    26,815    104,590
                            --------- ---------- --------- ----------

Other income
 Interest income/(expense),
  net                            (420)      (308)    1,376      1,463
 Other income/(expense), net   (1,128)     2,137      (310)    (4,816)
                            --------- ---------- --------- ----------
   Total other
    income/(expense), net      (1,548)     1,829     1,066     (3,353)
                            --------- ---------- --------- ----------

Income before provision for
 income taxes                  43,107     86,528    27,881    101,237

Provision for income taxes     17,242     30,977    11,989     36,243
                            --------- ---------- --------- ----------

Net income                   $ 25,865   $ 55,551  $ 15,892 $   64,994
                            ========= ========== ========= ==========

Earnings per share
 Basic                       $    .42   $    .89  $    .26 $     1.03
 Diluted                     $    .42   $    .88  $    .26 $     1.01

Weighted-average shares
 outstanding
 Basic                         61,352     62,120    61,310     62,910
 Diluted                       61,860     63,062    61,974     64,069




                        THE TIMBERLAND COMPANY
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Dollars in Thousands)

                                                For the Nine Months
                                                        Ended
                                                ---------------------
                                                           September
                                                               29,
                                                              2006
                                                September     (As
                                                 28, 2007   Restated)
                                                ---------- ----------
Cash flows from operating activities:
  Net income                                    $  15,892   $  64,994
  Adjustments to reconcile net income to net
   cash used by operating activities:
    Deferred income taxes                           1,978          90
    Share-based compensation                        7,328      14,796
    Depreciation and other amortization            23,598      20,413
    Provision for asset impairment                  5,817           -
    Tax benefit from share-based compensation,
     net of excess benefit                           (829)      1,284
    Unrealized (gain)/loss on derivatives              26       6,111
    Non-cash charges/(credits), net                 3,897      (1,969)
    Increase/(decrease) in cash from changes in
     working capital:
     Accounts receivable                          (72,753 )  (155,614)
     Inventory                                    (69,202 )   (79,369)
     Prepaid expense                                1,202      (6,302)
     Accounts payable                              (8,087 )    27,204
     Accrued expense                              (11,015 )    19,365
     Other liability                                1,176           -
     Income taxes prepaid and payable, net        (30,537 )   (12,184)
                                                ---------- ----------
       Net cash used by operating activities     (131,509 )  (101,181)
                                                ---------- ----------

Cash flows from investing activities:
  Acquisition of business, net of cash acquired   (12,811 )       (30)
  Additions to property, plant and equipment      (20,264 )   (21,878)
  Other                                            (1,640 )    (4,211)
                                                ---------- ----------
       Net cash used by investing activities      (34,715 )   (26,119)
                                                ---------- ----------

Cash flows from financing activities:
  Common stock repurchases                        (28,512 )   (95,543)
  Net short-term borrowings                        46,600      54,200
  Issuance of common stock                         11,957      13,478
  Excess tax benefit from share-based
   compensation                                     1,097       2,605
                                                ---------- ----------
       Net cash provided (used) by financing
        activities                                 31,142     (25,260)
                                                ---------- ----------

                                                ---------- ----------
Effect of exchange rate changes on cash and
 equivalents                                       (2,665 )     1,247
                                                ---------- ----------

Net decrease in cash and equivalents             (137,747 )  (151,313)
Cash and equivalents at beginning of period       181,698     213,163
                                                ---------- ----------
Cash and equivalents at end of period           $  43,951   $  61,850
                                                ========== ==========




                        THE TIMBERLAND COMPANY
                      UNAUDITED REVENUE ANALYSIS
                        (Amounts in Thousands)

                For the Quarter Ended      For the Nine Months Ended
              --------------------------- ----------------------------
              September September         September  September
               28, 2007  29, 2006 Change   28, 2007   29, 2006 Change
              --------------------------- ----------------------------
Revenue by
 Segment:
  U.S.
   Wholesale  $ 148,087 $ 204,953  -27.7% $331,843  $  420,524  -21.1%
  U.S.
   Consumer
   Direct        44,189    45,857   -3.6%  110,737     112,157   -1.3%
              --------------------        ---------------------
   Total U.S.   192,276   250,810  -23.3%  442,580     532,681  -16.9%

  Inter-
  national    $ 241,018 $ 252,170   -4.4% $551,169  $  546,715    0.8%

Revenue by
 Product:
  Footwear    $ 310,300 $ 367,982  -15.7% $700,448  $  772,694   -9.3%
  Apparel and
   Accessories  116,237   129,439  -10.2%  278,146     292,366   -4.9%
  Royalty and
   Other          6,757     5,559   21.6%   15,155      14,336    5.7%

Revenue by
 Channel:
  Wholesale   $ 343,979 $ 416,165  -17.3% $753,928  $  851,799  -11.5%
  Consumer
   Direct        89,315    86,815    2.9%  239,821     227,597    5.4%

Comparable
 Store Sales:
  Domestic
   Retail          -4.8%     -4.5%            -1.2 %      -7.7%
  Global
   Retail          -5.6%     -4.1%            -3.8 %      -6.7%




                        THE TIMBERLAND COMPANY
     UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE
           INCREASES/(DECREASES) TO CONSTANT DOLLAR REVENUE
                         INCREASES/(DECREASES)
                        (Amounts in Thousands)
Total Company Revenue Reconciliation:

                                                     For the Nine
                                For the Quarter       Months Ended
                                 Ended September     September 28,
                                     28, 2007             2007
                                ------------------ -------------------
                                $Change  % Change  $ Change  % Change
                                ------------------ -------------------
Revenue decrease (GAAP)         $(69,686)   -13.9% $ (85,647)    -7.9%
Increase due to foreign exchange
 rate changes                     12,322      2.4%    28,441      2.7%
                                ------------------ -------------------
Revenue decrease in constant
 dollars                        $(82,008)   -16.3% $(114,088)   -10.6%




International Revenue Reconciliation:
                                                      For the Nine
                                 For the Quarter      Months Ended
                                  Ended September     September 28,
                                      28, 2007             2007
                                 ------------------ ------------------
                                 $ Change % Change  $ Change % Change
                                 ------------------ ------------------
Revenue increase /(decrease)
 (GAAP)                          $(11,152)    -4.4% $  4,454      0.8%
Increase due to foreign exchange
 rate changes                      12,322      4.9%   28,441      5.2%
                                 ------------------ ------------------
Revenue decrease in constant
 dollars                         $(23,474)    -9.3% $(23,987)    -4.4%


    Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle ("GAAP") performance measures. We provide constant dollar revenue changes for total Company and International revenues because we use the measures to understand revenue changes excluding the impact of items which are not under management's direct control, such as changes in foreign exchange rates.



                        THE TIMBERLAND COMPANY
              UNAUDITED RECONCILIATION OF DILUTED EPS TO
        DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS

                                                  For the    For the
                                                  Quarter    Quarter
                                                   Ended      Ended
                                                  September  September
                                                  28, 2007   29, 2006
                                                 ---------- ----------
Diluted EPS (GAAP)                                  $.42       $.88
Per share impact of restructuring and related
 costs                                              .07         -
                                                 ---------- ----------
Diluted EPS excluding restructuring and related
 costs                                              $.49       $.88
                                                 ========== ==========




              UNAUDITED RECONCILIATION OF NET INCOME TO
         NET INCOME EXCLUDING RESTRUCTURING AND RELATED COSTS
                        (Dollars in Thousands)

                                                  For the    For the
                                                  Quarter    Quarter
                                                   Ended      Ended
                                                  September  September
                                                  28, 2007   29, 2006
                                                 ---------- ----------
Net income (GAAP)                                 $25,865    $55,551
Restructuring and related costs, net of tax        4,527       (59)
                                                 ---------- ----------
Net income excluding restructuring and related
 costs                                            $30,392    $55,492
                                                 ========== ==========




           UNAUDITED RECONCILIATION OF OPERATING INCOME TO
      OPERATING INCOME EXCLUDING RESTRUCTURING AND RELATED COSTS
                        (Dollars in Thousands)

                                                  For the    For the
                                                  Quarter    Quarter
                                                   Ended      Ended
                                                  September  September
                                                  28, 2007   29, 2006
                                                 ---------- ----------
Operating income (GAAP)                             $44,655    $84,699
Restructuring and related costs                       7,545       (92)
                                                 ---------- ----------
Operating income excluding restructuring and
 related costs                                      $52,200    $84,607
                                                 ========== ==========




                                                   For the   For the
                                                    Quarter    Year
                                                    Ended     Ended
                                                    December  December
                                                    31, 2006  31, 2006
                                                   --------- ---------
Operating income (GAAP)                              $58,045  $162,636
Restructuring and related costs                        3,049     3,868
                                                   --------- ---------
Operating income excluding restructuring and
 related costs                                       $61,094  $166,504
                                                   ========= =========


    Diluted EPS, Net income, and Operating income excluding restructuring and related costs are not Generally Accepted Accounting Principle ("GAAP") performance measures. We provide diluted EPS, Net income and Operating income excluding restructuring and related costs because they are used to analyze the earnings of the Company. Management believes these measures are a reasonable reflection of the earnings levels from ongoing business activities.


    CONTACT: The Timberland Company
             Karen Blomquist, 603-773-1655
             Senior Manager, Investor Relations